8/16/10

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT (this "Agreement") is made and entered into as of the 16th day of August, 2010, by and between Vista International Technologies, Inc., a corporation incorporated and existing under the laws of the State of Delaware, having its principal place of business located at 88 Inverness Circle East, Suite N-103, Englewood, Colorado 80112, (hereinafter referred to as "**Vista**"), and Mustang Consulting, LLC, a limited liability company organized and existing under the laws of the state of Texas, having its principal place of business located at 5527 Sterling Brook, Houston, Texas 77041, (hereinafter referred to as "**Mustang**"; each of Vista and Mustang hereinafter is referred to individually as a "**Party**" and collectively as the "**Parties**").

WITNESSETH

A. Each of the Parties is engaged in the development, management, ownership and operation of clean, renewable energy projects (collectively, the "**Business**").

B. Each Party wishes to take advantage of the other Party's expertise in the Business by agreeing to work together to develop, manage, own and/or operate clean, renewable energy projects, subject to and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

1.1. **Definitions**. When used herein, the following terms shall have the meanings set forth below:

"**AAA**" has the meaning set forth in **Section 9.2.1**.

"**Affiliate**" means, when used with reference to a specified Party, any other entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Party so specified.

"**Agreement**" means this Joint Development Agreement, together with all schedules and exhibits hereto, as the same may be amended in accordance with the terms hereof.

"**Approval Date**" for each Approved Project means the date both Parties have accepted a Potential Project for joint development.

"**Approved Project**" has the meaning set forth in **Section 2.1.2**

"**Approved Unreimbursed Costs**" has the meaning set forth in **Section 4.5.1**.

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"**Budget**" means all final approved Costs for an Approved Project in the form of **Exhibit 4.1**.

"**Confidentiality Agreement**" means that certain Amended and Restated Confidentiality Agreement dated of even date herewith and executed between the Parties.

"**Confidential Data**" means the terms and conditions of this Agreement and of each Project Document and any and all other data, plans, proposals or materials related to the development, design, construction, configuration or operation of any Approved Project or the Financing thereof.

"**Construction Financing**" means the funds provided by the applicable Financing Source to fund the Phase I Costs, Phase II Costs and Phase III Costs of an Approved Project.

"**Construction Financing Closing**" means the execution and delivery of the Construction Financing Documents for an Approved Project.

"**Construction Financing Documents**" means all documents and instruments executed and delivered by and/or on behalf of the applicable Project Company and the applicable Financing Source with respect to the Construction Financing for the Approved Project to be owned and operated by such Project Company.

"**Control,**" or "**Controlled by**" and "**under common Control with**" means, with respect to any person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise.

"**Costs**" means, with respect to any Approved Project, all Internal Costs and External Costs for such Approved Project.

"**Cretecos**" means George A. Cretecos, Jr., the Vice President, Business Development of Mustang.

"**Development Fee**" means an amount equal to fifty percent (50%) of the value of the Internal Costs incurred by a Party with respect to an Approved Project prior to a Construction Financing Closing, which Internal Costs have been incurred in accordance with the applicable Development Plan and Budget for such Approved Project but not paid prior to such Construction Financing Closing.

"**Development Manager**" has the meaning set forth in **Section 3.5.1**.

"**Development Plan**" means the project development plan and schedule for an Approved Project in the form of **Exhibit 2.2**, as the same may be amended and revised by the Parties from time to time.

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"**Development Services**" means, for each Approved Project, all activities required to implement the Development Plan for such Approved Project and consummate a Financial Closing with respect to such Approved Project, including, without limitation, negotiation of all Project Documents, management of environmental and engineering contractors and interaction with all regulatory agencies related to or affecting such Approved Project.

"**Effective Date**" means the date of this Agreement.

"**ESA**" means the Energy Services Agreement to be signed between a Project Company and the associated Industrial Customer for the Approved Project owned by such Project Company.

"**External Costs**" means all costs and expenses paid by a Party to a third party (other than an Affiliate of such Party) directly relating to the development of an Approved Project in accordance with the Budget for such Approved Project, as well as documented travel expenses for each Party with respect to such Approved Project.

"**Financial Closing**" means a Construction Financing Closing or a Permanent Financing Closing, as the context may require.

"**Financing**" means, for an Approved Project, the Construction Financing or Permanent Financing for such Approved Project, as applicable.

"**Financing Documents**" means the Construction Financing Documents or the Permanent Financing Documents, as the context may require.

"**Financing Source**" means the entity or entities providing the Financing for an Approved Project, which Financing may consist of debt, equity or some combination of the foregoing.

"**Indemnified Parties**" has the meaning set forth in **Section 10.16** below.

"**Industrial Customer**" means a company that will purchase the electricity and/or steam energy commodities from an Approved Project.

"**Interest**" means the interest that shall accrue on the amount of the Approved Unreimbursed Costs for an Approved Project outstanding at the time in question. Interest shall be computed on the basis of a 360 day year and shall accrue at a rate equal to LIBOR plus 2.50%.

"**Internal Costs**" means all costs and expenses of a Party that do not constitute External Costs and which (i) relate to the development of an Approved Project and (ii) are incurred by a Party in accordance with the Budget for such Approved Project.

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"**LIBOR**" means, for each applicable calendar month, the rate for 30-day deposits in the London inter-bank offering market as quoted in the Wall Street Journal on the business day two days prior to the last business day of the calendar month in question (or if such rate is not quoted on such business day, then on the nearest preceding business day on which such rate is quoted).

"**LOI**" means the Letter of Intent for a specific Approved Project executed with the Industrial Customer for such Approved Project.

"**Management Committee**" has the meaning set forth in **Section 3.1**.

"**Marley**" means Paul C. Marley II, P.E., President of Mustang.

"**Mustang**" has the meaning set forth in the preamble to this Agreement.

"**Permanent Financing Closing**" means the execution and delivery of the Permanent Financing Documents.

"**Permanent Financing**" means the financing to be provided by the applicable Financing Source for the operation of an Approved Project after such Approved Project has been constructed and passed all necessary tests to allow commercial operations.

"**Permanent Financing Documents**" means all documents and instruments executed and delivered by a Project Company and the applicable Financing Source with respect to the Permanent Financing for the Approved Project owned by such Project Company.

"**Permits**" means all governmental permits, licenses, approvals or other actions required for the organization and capitalization of a Project Company and for the construction, start-up, testing and operation of the Approved Project owned by such Project Company.

"**Phase I**" has the meaning set forth in **Section 2.3.1** hereof.

"**Phase I Costs**" means all Costs directly relating to Phase I of an Approved Project.

"**Phase II**" has the meaning set forth in **Section 2.3.2** hereof.

"**Phase II Costs**" means all Costs directly relating to Phase II of an Approved Project.

"**Phase III**" has the meaning set forth in **Section 2.3.3** hereof.

"**Phase III Costs**" means all Costs directly relating to Phase III of an Approved Project.

"**Potential Project**" means a clean, renewable energy project which a Party proposes to become an Approved Project. A list of current Potential Projects is attached hereto as **Exhibit A.**

"**Project**" means a Potential Project or an Approved Project, as the context may require.

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"**Project Agreements**" means all agreements or contracts entered into by or on behalf of a Project Company on or prior to a Financial Closing for purposes of the development, design, construction, operation, maintenance or ownership of the Approved Project to be owned by such Project Company.

"**Project Company**" means an entity to be organized by the Parties for the purpose of owning, Financing, constructing and operating the Approved Project to be owned by such Project Company.

"**Project Company Agreement**" means the agreement that forms the Project Company that will conduct the business of the Approved Project to be owned by such Project Company.

"**Project Document Counter Party**" means any entity other than a Party or the applicable Project Company that has executed a Project Document.

"**Project Documents**" means, collectively, all Project Agreements and Financing Documents with respect to an Approved Project.

"**Rules**" has the meaning set forth in **Section 9.2.1**.

"**Vista**" has the meaning set forth in the preamble to this Agreement.

"**Withdrawing Party**" has the meaning set forth in **Section 7.1**.

1.2. **Rules of Construction.**

1.2.1. Recitals, Exhibits, Schedules. The recitals set forth above, together with all exhibits, schedules and other information attached to this Agreement, as well as any amendments to any of the foregoing, shall be deemed to be attached hereto and incorporated into this Agreement by this reference.

1.2.2. References. All references to this Agreement to (a) singular terms shall be deemed to include the plural, (b) masculine terms shall be deemed to include the feminine, (c) "and" shall be deemed to include "and/or" where applicable, and (d) "including" shall be deemed to be a reference to "including, without limitation," where applicable.

ARTICLE II
PROJECT DEVELOPMENT

2.1. **Project Approval or Release.**

2.1.1. Project Identification. When one Party has identified a Potential Project for joint development and has completed a preliminary screening review with respect

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thereto, such Party shall complete the information required in Section A of **Exhibit 2.1.1** and submit it to the other Party.

2.1.2. Project Acceptance. If the receiving Party accepts the Potential Project for joint development, such Party shall complete Section B of **Exhibit 2.1.1** and return it to the submitting Party. Any Potential Project that has been submitted by one Party and accepted by the other Party for joint development shall be considered an approved project (an **"Approved Project"**).

2.1.3. Project Rejection. If the receiving Party does not accept a Potential Project for joint development, such Party shall complete Section C of **Exhibit 2.1.1** and return it to the submitting Party. If a Potential Project has not been accepted by both Parties for joint development (i) such Potential Project shall not be considered an Approved Project and (ii) the submitting Party shall be permitted to develop such Potential Project on its own.

2.1.4. Limitations. Notwithstanding the provisions of this **Section 2.1** to the contrary:

(a) Vista. Vista shall not be required to present a Potential Project to Mustang for joint development pursuant to this Agreement if:

i. Such Potential Project already has Development Services provided by a third party;

ii. A Control person associated with such Potential Project specifically rejects Mustang as the provider of Development Services; or

iii. At the time such Potential Project is presented to or identified by Vista, Mustang no longer is Controlled by Cretecos and Marley.

(b) Mustang. Mustang shall not be required to present a Potential Project to Vista that, in the sole discretion of Mustang, does not benefit from joint development.

2.2. **Development Plan.** Prior to beginning development activities on any Approved Project, the Parties shall prepare a development plan (the "**Development Plan**") to document the specific undertakings and respective responsibilities of each Party with respect to such Approved Project. Such Development Plan shall be in the form of **Exhibit 2.2.** Each Party shall approve such Development Plan. Once the Development Plan has been approved, the Parties shall work with one another to develop the Approved Project in accordance with such Development Plan.

2.3. **Development Phases.** The development of each Approved Project in accordance with its Development Plan shall be separated into the following phases:

2.3.1. Phase I. Phase I ("**Phase I**") of an Approved Project shall be the period of time from the Approval Date until the signing of the LOI. The activities of the Parties

during Phase I shall consist of preparing an initial project proposal for the Industrial Customer for such Approved Project.

2.3.2. Phase II. Phase II (**"Phase II"**) of an Approved Project shall be the period of time from the end of Phase I until the Construction Financing Closing. The activities of the Parties during Phase II shall consist of performing tasks necessary to consummate the Construction Financing Closing for such Approved Project, including, but not limited to (i) obtaining all Permits, which shall include, without limitation, performing (or causing to be performed) all preliminary engineering and technical work required in connection with any such Permits, (ii) developing and negotiating the applicable Project Documents for such Approved Project, (iii) preparing the information memorandum for prospective Financing Sources, (iv) making presentations to and discussing such Approved Project and the Construction Financing of the Approved Project with such Financing Sources, and (v) obtaining all necessary commitments from Financing Sources for the Construction Financing of the applicable Approved Project.

2.3.3. Phase III. Phase III (**"Phase III"**) of an Approved Project shall be the period of time from the end of Phase II until the conversion to Permanent Financing for such Approved Project. The activities of the Parties during Phase III shall consist of managing the construction start-up and testing of such Approved Project in preparation for commercial operations and conversion to Permanent Financing for such Approved Project.

2.4. **Cooperation.** In order to accomplish the development of each Approved Project in accordance with the foregoing, each Party shall (i) use reasonable efforts to identify problems regarding each Approved Project and its Development Plan, (ii) attempt in good faith to resolve such problems, (iii) provide all support required to obtain Financing for each Approved Project and cooperate in the preparation and negotiation of Project Documents on behalf of each Project Company, and (iv) supply such information and support as reasonably may be required in order for the Parties to complete the development effort and achieve each Financial Closing.

ARTICLE III
PROJECT MANAGEMENT

3.1. **Management Committee.** The overall management and oversight of the development activities of the Parties hereunder shall be exercised by a management committee (the **"Management Committee"**) comprised of four (4) members, appointed as provided in **Section 3.2**. The Management Committee shall have the power and authority to (i) adopt and amend the Budget for each Approved Project, (ii) balance and provide for the reimbursement of Costs in accordance with **Article IV** (Development Costs), (iii) negotiate and approve the LOI and ESA for each Approved Project, (iv) negotiate, review and approve all Project Documents for each Approved Project, (v) advise the Development Manager or the Project Company, as the case may be, as to the terms thereof and the selection of any third-party contractors and consultants, and (vi) approve

the removal of a Development Manager and the appointment of a replacement Development Manager.

3.2. **Representation.** Each of the Parties shall appoint two (2) representatives to serve on the Management Committee. The initial appointees for Vista shall be Tom Pfisterer and Tim Ruddy. The initial appointees for Mustang shall be Cretecos and Marley.

3.3. **Quorum; Decision Making.** Mustang will chair the Management Committee. The presence, either in person or by teleconference, of all four (4) of the representatives of the Management Committee shall constitute a quorum for the transaction of business at a meeting of the Management Committee. Each member shall have one (1) vote on all matters decided by the Management Committee hereunder. All decisions, approvals and other actions of the Management Committee shall require the unanimous vote of the members of the Management Committee. Actions of the Management Committee shall be expressed and recorded either by minutes of a meeting approved in writing by the members or by written consent, if action is taken without a meeting in accordance with **Section 3.4** hereof.

3.4. **Meetings.** From and after the Effective Date, the Management Committee shall meet no less frequently than quarterly. Meetings may be held by teleconference. The Management Committee's chairperson shall give notice of each regular meeting of the Management Committee to the other members at least five (5) business days in advance of such meeting. Any Party may request a special meeting of the Management Committee by giving notice to the other Party at least three (3) business days in advance of such special meeting. All notices required hereunder shall state the date, time and location of the scheduled meeting, and shall include a detailed agenda for the meeting, specifying the decisions to be made at the meeting. Members of the Management Committee may waive any such required notice in writing. Any action of the Management Committee that could be taken at a meeting of the Management Committee may be taken by unanimous written consent of its members.

3.5. **Project Management.**

3.5.1. Development Manager. Mustang shall appoint a development manager (the "**Development Manager**") for each Approved Project. The responsibilities of the Development Manager shall be outlined in the Development Plan for each Approved Project. The Development Manager shall be responsible for the day-to-day conduct of development activities hereunder. In such capacity, the Development Manager shall perform management, administrative, accounting, contracting and coordination services for each Approved Project. One individual may serve as the Development Manager for more than one Approved Project. Each of the Parties shall cooperate in good faith with the Development Manager and assist the Development Manager in his responsibilities.

3.5.2. Development Plan Changes. If any portion of the Development Plan for any Approved Project requires any changes, the Development Manager shall submit

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the recommended changes to the Management Committee for approval. Such recommended changes shall be accompanied by detailed reports and explanations of the proposed revisions.

3.5.3. Management Committee Oversight. The Development Manager shall provide monthly progress reports to the Management Committee. Such reports shall address the status of implementation of the Development Plan and the development of each Approved Project. The Development Manager also shall obtain advice, comment and (where required) approval from the members of the Management Committee on a regular basis with respect to development activities relating to each Approved Project and any proposed Project Documents to be negotiated by a Development Manager. Without the prior written consent of the Management Committee, the Development Manager shall not (i) incur costs or expenses other than as set forth in the approved Budget, (ii) undertake activities with respect to an Approved Project other than as set forth in Development Plan for such Approved Project or (iii) hire any subcontractors not contemplated by the Budget or Development Plan.

3.5.4. Removal. The Management Committee shall have the right to remove the Development Manager for an Approved Project and replace such Development Manager with another Development Manager if the Management Committee determines, in its reasonable discretion, that the current Development Manager for an Approved Project is not performing the Development Services for such Approved Project in a satisfactory manner. The decision for such removal and appointment of an alternative Development Manager shall be made by the unanimous vote of the Management Committee.

ARTICLE IV
DEVELOPMENT COSTS

4.1. **Budget.** A budget (a "**Budget**") for development of each Approved Project shall be included in the Development Plan. Such Budget shall be (i) approved by the Parties and (ii) subject to amendment by the Management Committee from time to time.

4.2. **External, Internal Costs.** Each Party shall (i) be responsible for tracking any External Costs it pays in accordance with the Development Plan for each Approved Project and (ii) notify the assigned Development Manager prior to making any payments of any such External Costs. Each Party also shall track its Internal Costs. Internal Costs for an Approved Project incurred by Mustang shall be paid by Vista on a monthly basis in accordance with the Budget and Development Plan for each Approved Project. The reimbursement rate for Mustang for such Internal Costs shall be determined by the applicable provisions of **Sections 5.2.1** or **5.2.2** below. Each Party shall be responsible for providing auditable records of its Internal Costs. Such Internal Costs shall be reported to the assigned Development Manager for the applicable Approved Project and the Management Committee on a regular basis.

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4.3. **Non-reimbursable Costs.** Any costs or expenses incurred or expended by a Party or its Affiliates which are not included in an initial or revised Budget adopted by the Management Committee for an Approved Project shall be borne solely by such Party, without recourse to the other Party or to the Project Company that owns the applicable Approved Project. No Party shall have any right to reimbursement hereunder for any unapproved costs or expenses.

4.4. **Accounting.**

4.4.1. Inspection of Records. All books, records, reports and accounts submitted to the Development Manager or maintained by the Development Manager for purposes of reporting Costs for an Approved Project shall be preserved by the Development Manager during the term of this Agreement. All such books, records, reports and accounts shall be open to inspection by either Party or such Party's duly authorized representative on reasonable prior notice, at any reasonable time during regular business hours, at the Development Manager's principal place of business.

4.4.2. Audit. During the term of this Agreement, each Party shall maintain complete and accurate accounts and records with respect to its own Costs. Each Party, upon thirty (30) days' advance written notice to the Management Committee and the other Party, shall have the right to audit all such accounts and records of the other Party directly relating to the Costs of such Party with respect to an Approved Project. Such right of audit shall be exercised within a period of twelve (12) months from the end of the calendar year to which such Costs relate. Reimbursement of any Costs incurred by a Party shall not prejudice the right of the other Party to protest or challenge the correctness thereof. All Costs charged by a Party conclusively shall be presumed to be true and correct after such twelve (12) month period, except for Costs detailed in written exceptions received by the Management Committee prior to the expiration of such period. All costs of an audit shall be borne by the Party conducting such audit and shall not be considered an expense of any Approved Project.

4.4.3. Confidentiality. All information obtained by a Party in connection with any audit described in **Section 4.4.2** above shall be deemed to constitute confidential information of the Party whose books and records are the subject of such audit. Except for disclosure of such information to (i) the other Party, (ii) the Management Committee or (iii) any professional advisors of the auditing party who are assisting with the conduct of such audit, no such confidential information of the audited Party shall be used, copied, disclosed, reverse engineered or disseminated by the auditing Party.

4.5. **Payments at Construction Financing Closing.**

4.5.1. Approved Unreimbursed Costs. At the Construction Financing Closing for an Approved Project, all External Costs shall be reimbursed from the initial draw at

such Construction Financing Closing. After all External Costs are paid in full, then all Internal Costs not otherwise paid pursuant to **Section 4.2** above shall be paid from such draw. In the event the proceeds available for reimbursement at the Construction Financing Closing for an Approved Project are not sufficient to pay all Internal Costs in full, each Party shall share in the available proceeds in proportion to the total amount of Internal Costs incurred by such Party, which Internal Costs of such Party (i) have not been paid pursuant to **Section 4.2** above and (ii) relate directly to the Approved Project which is the subject of such Construction Financing Closing. Any Internal Costs which are not fully paid or reimbursed either pursuant to **Section 4.2** above or at the Construction Financing Closing pursuant to the foregoing (the "**Approved Unreimbursed Costs**") shall be an obligation of the Project Company that owns the Approved Project for which such Approved Unreimbursed Costs were incurred. Subject to the applicable Construction Financing Documents, such Approved Unreimbursed Costs shall (i) bear Interest and (ii) be payable by the Project Company from the first available funds prior to any other distributions or dividends paid by such Project Company to its equity owners.

4.5.2. Development Fee. The Parties agree that a Party which incurs unreimbursed Internal Costs prior to a Construction Financing Closing shall be entitled to a Development Fee in consideration of the Development Services provided by such Party prior to such Construction Financing Closing. Such Development Fee shall be paid by the associated Project Company at such Construction Financing Closing. The Development Fee shall be distributed to the applicable Party according to the documented Internal Cost records submitted to the Development Manager by such Party. In the event there are not sufficient proceeds available at such Construction Financing Closing to pay such Development Fee, any unpaid Development Fee shall continue to be an obligation of the applicable Project Company in the same manner as Approved Unreimbursed Costs pursuant to **Section 4.5.1** above; provided, however, that all Costs, together with Interest thereon, shall be paid in full prior to payment of any portion of any Development Fee.

4.5.3. No Construction Financing Closing. If a Construction Financing Closing does not occur for a specific Approved Project for any reason, each Party shall bear all Costs incurred by it hereunder with respect to such Approved Project, and no Party shall have any recourse against the other Party or any subsequent Approved Project or Project Company by reason of the failure to pay any such Costs.

ARTICLE V
PROJECT COMPANY

5.1. **Formation.** At the appropriate time on or before the conclusion of Phase II for each Approved Project, the Parties shall establish a Project Company to own and operate the applicable Approved Project. Certain required terms of the Project Company Agreement for such Project Company are set forth on **Exhibit 5.1**. Upon formation of such Project

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Company, each Party shall assign to such Project Company all contracts, licenses, Permits and other rights relating to the Approved Project to be owned by such Project Company, if any, held in such Party's name. Thereafter, the development, Financing and construction of the Approved Project owned by such Project Company shall be conducted by and in the name of such Project Company.

5.2. **Equity Interests.** The equity interests of the Parties for any Project Company shall be allocated as follows:

5.2.1. Equity Allocation – 10% Mustang, 90% Vista. If (i) all External Costs of both Parties and Internal Costs incurred by Mustang for an Approved Project are paid by Vista prior to or concurrently with the Construction Financing Closing for such Approved Project and (ii) the hourly rate for Development Services provided by Mustang does not exceed One Hundred Forty Dollars ($140) per hour, then, subject to the provisions of **Section 5.2.3** below, Mustang shall be allocated ten percent (10%) of the equity interests in the Project Company which will own the applicable Approved Project and Vista shall be allocated the remaining ninety percent (90%) of such equity interest.

5.2.2. Equity Allocation – 100% Vista. If (i) all External Costs of both Parties and Internal Costs incurred by Mustang for an Approved Project are paid by Vista prior to or concurrently with the Construction Financing Closing for such Approved Project and (ii) the hourly rate for Development Services provided by Mustang is Two Hundred Dollars ($200) or more, then one hundred percent (100%) of the equity interests for the Project Company which will own the applicable Approved Project shall be allocated to Vista.

5.2.3. Alternate Allocations. If Mustang is to be allocated ten percent (10%) of the equity interests for a particular Project Company pursuant to the provisions of **Section 5.2.1** above due to its hourly rate and either (i) Vista is not paying one hundred percent (100%) of the External Costs of both Parties and Internal Costs incurred by Mustang for an Approved Project prior to or concurrently with the Construction Financing Closing for such Approved Project and/or (ii) the Project Document Counter Party for an Approved Project requires a certain equity ownership in the applicable Project Company as a condition precedent to the execution and delivery of the applicable Project Documents for such Approved Project, then the equity interests of the respective Parties that otherwise were to be allocated to each such Party pursuant to the provisions of such **Section 5.2.1** shall be diluted on a pro rata basis based upon the equity requirements of the applicable Project Document Counter Party. Notwithstanding the foregoing, Vista hereby agrees that the dilution of the equity ownership of Mustang in any Project Company pursuant to the operation of the provisions of this **Section 5.2.3** shall not result in Mustang owning less than five percent (5%) of the applicable Project Company.

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ARTICLE VI
REPRESENTATIONS and WARRANTIES; ACKNOWLEDGEMENTS

6.1. **Representations and Warranties.** In order to induce the other Party to execute and deliver this Agreement and perform its respective obligations hereunder, each Party represents and warrants to the other Party as follows:

6.1.1. Duly Formed, Validly Existing, Good Standing. Such Party is duly organized or incorporated, as applicable, validly existing and in good standing under the applicable laws of its state of organization or incorporation, as applicable.

6.1.2. Due Authorization, Approval Execution, Enforceability. Such Party has full power and authority to enter into this Agreement, and perform its obligations hereunder. This Agreement constitutes such Party's valid and legally binding obligation, enforceable against such Party in accordance with its respective terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.1.3. No Conflict with Constituent Documents, Other Documents, Judicial Orders, Judgments. The execution and delivery of this Agreement and the performance by such Party of its obligations hereunder do not contravene such Party's respective organizational documents or any other agreement, contract, order, decree, judgment, or restriction binding upon such Party or any of such Party's property.

6.1.4. No Claims. There are no other persons except the other Party who have any claim or a right to perform services for or receive fees from an Approved Project. Except for Canusa-Herschman, Inc., Balcones Fuel or any of their respective Affiliates with respect to the Potential Project in the state of Delaware, there are no other persons except the other Party who have any claim for allocation of any equity interests in any Project Company that will own any Approved Project.

6.2. **Acknowledgements.** Each Party hereby acknowledges the following:

6.2.1. No Guarantee. The development of an Approved Project is not certain in terms of the likelihood of success; and

6.2.2. No Warranty. Neither Party in any way warrants an Approved Project shall reach any Financial Closing.

ARTICLE VII
TERM; TERMINATION

7.1. **Term.** Subject to the specific provisions of this Agreement relating to the survival of certain sections hereof, this Agreement shall commence upon the Effective Date and shall continue in effect until the earliest to occur of (i) the mutual agreement of the Parties to terminate the Agreement, (ii) one Party notifying the other Party of its wish to terminate this Agreement (such notifying Party hereinafter being referred to as the **"Withdrawing Party"**), (iii) the date that is two (2) years from the Approval Date of the last Approved Project or (iv) automatically upon the occurrence of any of the following, subject to any of the cure provisions set forth therein:

7.1.1. Bankruptcy, Etc. Either Party shall suffer any dissolution, termination of existence, insolvency or business failure, attachment, garnishment or appointment of a receiver of any part of its property, assignment for the benefit of creditors, or the commencement by any third party of any proceedings under any bankruptcy or insolvency laws, which proceeding, if commenced by a third party, is not dismissed within thirty (30) days; or

7.1.2. Material Breach. Either Party materially breaches this Agreement, which breach remains uncured for a period of thirty (30) days after the breaching Party has received written notice of the same; or

7.1.3. Representation or Warranty Untrue. Any representation or warranty made by either Party hereunder proves to be materially untrue or incorrect as of the date made; or

7.1.4. Controlling Person. A Controlling Person of either Party commit(s) any act involving moral turpitude or other act adversely affecting the reputation of any Project Company or Approved Project or the good will associated with any of the foregoing; or

7.1.5. Change of Control – Mustang. If a sale, merger, consolidation or other transaction shall occur, pursuant to which Cretecos and/or Marley cease to own, directly or indirectly, fifty-one percent (51%) of the equity interest, voting or non-voting, of Mustang, or if there shall occur any recapitalization, reorganization, merger, consolidation, or other restructuring of Mustang or sale of substantially all of the assets of Mustang.

7.2. **Effect of Termination.**

7.2.1. Survival of Certain Provisions. In the event this Agreement is terminated pursuant to **Section 7.1**, neither Party shall have any further liability to the other Party under this Agreement, except as otherwise provided in this **Article VII,** in **Article VIII** (Confidentiality) and **Section 10.16** (Indemnification).

7.2.2. Limitation of Rights. If a Party becomes a Withdrawing Party, (i) such Withdrawing Party shall have no (a) further right to representation on the Management Committee or (b) claims to any of the Prospective Projects of the non-Withdrawing Party under this Agreement, (ii) except as provided otherwise pursuant to **Section 7.2.3** below, the other Party shall be entitled to complete the development of the Approved Projects without the participation of the Withdrawing Party, and (iii) the Withdrawing Party shall assign or cause to be assigned and delivered to the remaining Party (or to the applicable Project Company, as applicable) all right, title, and interest of such Party in and to all Approved Projects in the process of development as of the effective date of withdrawal. Such assignment and delivery requirement shall include any Project Documents applicable to each Approved Project which is under development as of the effective date of such withdrawal, as well as all plans, drawings, studies or other work product in such Withdrawing Party's possession.

7.2.3. Project Agreements. In the event any Party who is or is to be a party to a Project Agreement becomes a Withdrawing Party, there shall be no obligation on the part of the remaining Party to contract with such Party with respect to any Project Agreement; provided, however, that if a Party becomes a Withdrawing Party following the date on which such Project Agreement is executed and becomes effective, then such Project Agreement shall remain in full force and effect.

7.2.4. Cost Reimbursement. In the event a Party becomes a Withdrawing Party and the other Party continues to develop the Approved Projects in the process of development as of the effective date of withdrawal, the Withdrawing Party shall submit to the Management Committee a statement showing all of the Costs incurred by such Withdrawing Party in developing such Approved Projects through the date of withdrawal. Provided an Approved Project has been funded by a Financial Closing, then, subject to the provisions of the applicable Financing Documents, each applicable Project Company shall pay all properly documented Costs, if any, shown on the Withdrawing Party's statement for each related Approved Project, to the extent such Costs were included in the Budget or otherwise approved by the Management Committee pursuant to **Article IV** (Development Costs) hereof. Any such Costs not paid either pursuant to **Section 4.2** or at the applicable Financial Closing shall be treated as Approved Unreimbursed Costs of the applicable Project Company and paid in accordance with the provisions of **Section 4.5.1** above. The Withdrawing Party waives all rights to payment of any Development Fee for any Approved Projects that reach any Financial Closing after the date of withdrawal.

ARTICLE VIII
CONFIDENTIALITY; PUBLICITY

8.1. Confidential Data. All Confidential Data and all confidential information described in **Section 4.4.3** above shall be held in strict confidence and shall not be disclosed to any third party in accordance with the Confidentiality Agreement. By execution and delivery

/BJB

of this Agreement the Parties hereby agree the provisions of such Confidentiality Agreement are incorporated into this Agreement by this reference.

8.2. Publicity. The Parties agree that the Development Manager shall be the spokesperson for purposes of communicating with the general public in connection with each Approved Project and the Parties' involvement in each Approved Project. No Party shall issue any public statement or news release concerning this Agreement, any Approved Project or the transactions that are the subject hereof unless it first obtains the written consent of the other Party to the form and content of such statement. Such consent shall not unreasonably be withheld, conditioned or delayed. Each Party shall respond within ten (10) business days to the other Party's request for consent to a proposed public statement. Any failure of a Party to respond within such ten (10) business day period shall be deemed to be the consent of such Party to the contents of the proposed public statement or news release. Full consideration and representation as to the respective roles and contributions of each of the Parties shall be given in any such public statement or news release.

ARTICLE IX
DISPUTE RESOLUTION

9.1. Negotiation of Disputes and Disagreements. In the event of any dispute or disagreement arising out of or relating to this Agreement, the Parties shall give notice to one another of such dispute. For a period of sixty (60) days after receipt of such notice, the Parties shall attempt to negotiate a settlement of such dispute. Each Party shall be represented by a senior officer of such Party in such negotiations. If the Parties have been unable to settle or agree upon a settlement of such dispute within such sixty (60) day period, or such longer period as the Parties mutually may agree, either Party, after notice to the other Party, may submit the dispute to arbitration in accordance with the provisions of **Section 9.2.**

9.2. Arbitration. Any dispute or disagreement arising out of or relating to this Agreement which is not settled according to the provisions of **Section 9.1** shall be submitted to binding arbitration to be conducted in accordance with the following procedures:

9.2.1. Initiation. The Party seeking arbitration hereunder may request such arbitration in writing, which writing shall include a clear statement of the matter(s) in dispute and shall name one arbitrator appointed by such Party. Within twenty (20) days after receipt of such request, the other Party shall appoint one (1) arbitrator. If the other Party shall fail to appoint an arbitrator within such twenty (20) day period, an arbitrator shall be named for the other Party as soon as practicable by the American Arbitration Association ("**AAA**") in accordance with its Commercial Arbitration Rules ("**Rules**"). The two (2) arbitrators so appointed shall name a third arbitrator within ten (10) days. If the two (2) appointed arbitrators cannot agree on a third arbitrator, a third arbitrator shall be appointed by the AAA in accordance with its Rules.

NB

9.2.2. Procedure. The arbitration hearing shall be held in Houston, Texas after reasonable prior written notice to the Parties (it being agreed, however, that twenty (20) or more day's prior notice shall be deemed reasonable). Except as provided otherwise herein, the proceedings shall be conducted in accordance with the Rules; provided that the Parties agree they shall allow each other to take depositions and otherwise conduct discovery to the same extent as provided in the United States Federal Rules of Civil Procedure. Any questions or disputes as to the conduct of such discovery or the application of such Rules shall be decided by the arbitrators. Any decision of the arbitrators shall be joined in by at least two (2) of the arbitrators and shall be set forth in a written award which shall state the basis of the award and shall include both findings of fact and conclusions of law. Any award rendered pursuant to the foregoing shall be final and binding on the Parties and shall not be subject to appeal. Judgment on such award may be entered or enforcement thereof sought by either Party in any court of competent jurisdiction. Any such award may include specific performance.

9.2.3. No Power to Amend. Notwithstanding the foregoing, nothing contained herein shall be deemed to give the arbitrators appointed pursuant to this **Section 9.2** any authority, power or right to alter, change, amend, modify, waive, add to or delete from any of the provisions of this Agreement.

9.2.4. Costs. Each Party shall bear the costs of its appointed arbitrator and its own attorneys' fees. The costs of the third arbitrator shall be shared equally by the Parties. Additional incidental costs of arbitration shall be paid by the non-prevailing Party in the arbitration as determined by the arbitrators; provided, that where the final decision of the arbitrators is not clearly in favor of either Party, such incidental costs shall be shared equally by the Parties.

ARTICLE X
MISCELLANEOUS

10.1. Further Assurances. Each of the Parties hereto hereby agrees to execute and deliver all such documents, including updates or amendments to any such documents and do all such filing, recording, publishing and other acts as the other Party deems appropriate to carry out the terms of this Agreement.

10.2. Notices. All notices hereunder shall be in writing (which includes notice by telecopy or e-mail) and shall be delivered to each Party at the address for such person set forth on **Exhibit 10.2** hereto. Changes to any such address shall be delivered to each of the Parties hereto in the manner set forth in this **Section 10.2.** Notices are deemed effective if given by (i) telecopy or e-mail when such telecopy or e-mail, as applicable, is transmitted to the telecopy number or e-mail address set forth herein and confirmation of receipt of such telecopy or e-mail, as applicable, at the appropriate address has been received by the sender, (ii) mail, forty-eight (48) hours after such communication is deposited in the mail, certified or registered with return receipt requested, postage prepaid, addressed as

aforesaid or (iii) any other means, when delivered to the addressee at the address specified herein, provided written receipt of delivery is included.

10.3. Amendments with Consent of Parties. Amendments may be made to this Agreement from time to time by the agreement of the Parties. All amendments shall be in writing and shall be executed by each of the Parties.

10.4. Complete Agreement; Incorporation by Reference. This Agreement constitutes the complete and exclusive statement of the agreement between the Parties and supersedes all prior written and oral statements and any other prior representation, statement, condition or warranty, except with respect to the Confidentiality Agreement, the provisions of which have been incorporated into this Agreement as described more fully in **Section 8.1** above.

10.5. Section Titles. The headings in this Agreement are inserted as a matter of convenience only, and do not define, limit or otherwise describe or proscribe the scope of this Agreement or the intent of the provisions hereof.

10.6. Binding Provisions; Assignment. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

10.7. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Texas, including the conflicts of laws provisions thereof, except to the extent such conflict of laws provisions would require the laws of another state to apply. The Parties hereby consent to the jurisdiction of the United States District Court for the Southern District of Texas with respect to all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereto irrevocably waives, to the extent permitted by law, any objection it otherwise may have to claim such proceeding has been brought in an inconvenient forum.

10.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of either Party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart to form a complete copy of this Agreement. Signatures by facsimile or electronic mail are acceptable, provided an original signature page is delivered to the other Party within two (2) business days after receipt of the facsimile or electronic mail copy thereof.

10.9. Other Activities. Subject to the provisions of **Section 2.1.4** hereof, nothing in this Agreement shall be deemed to preclude any Party or its Affiliates from engaging in any other activity, including activities that may be in competition with an Approved Project or the other Party hereto. Neither the other Party nor any Project Company shall have any rights or entitlement to any benefits from any such other activity engaged in by the other Party or its respective Affiliates.

10.10. Relationship of Parties. The Parties hereby agree that this Agreement shall not constitute or create a joint venture, partnership or legal entity of any kind or any other similar arrangement between the Parties. Except where otherwise expressly approved by the Management Committee, or as contemplated by **Article III** hereof, each Party shall act hereunder only on an individual basis and shall not be authorized to act as agent of the other Party or have the power to bind the other Party or the Project Company that owns an Approved Project for any purpose. No Party shall bind the other Party or the Project Company that owns an Approved Project, or represent to anyone that it has the authority to bind the other Party or the Project Company that owns an Approved Project, or make any other representation about or on behalf of the other Party or the Project Company that owns an Approved Project except as authorized by the Management Committee or such **Article III**. Any Party who violates this **Section 10.10** shall indemnify all Indemnified Parties (hereinafter defined) in accordance with **Section 10.16** below against all damages incurred by any of such persons as a result of such violation.

10.11. Assignment. Except with the prior written consent of the other Party and in accordance with the applicable Project Agreement, no Party may sell, assign or otherwise transfer, voluntarily or by operation of law, all or any part of its rights under this Agreement, except an assignment of all such rights to an entity which is wholly owned by, or under common Control with, such Party. Any permitted assignment shall be effective only if the assignee executes an appropriate agreement agreeing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective successors in interest, and permitted assigns.

10.12. Survival. The rights and obligations of the Parties as described in **Articles VII, VIII** and **IX** hereof shall survive the termination of this Agreement and shall continue in full force and effect in accordance with the provisions thereof, for a period equal to the applicable statute of limitations. All other rights and obligations of the Parties, and all other provisions of this Agreement, shall terminate upon the termination of this Agreement in accordance with the provisions of **Section 7.1** hereof.

10.13. No Third-Party Beneficiaries. No provision of this Agreement is intended or shall be construed to confer upon any person other than the Parties hereto and their respective Affiliates and successors and permitted assigns any rights or remedies under or by reason of this Agreement.

10.14. Waiver. The waiver of any breach of any of the terms or conditions hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure by any Party to exercise and no delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof.

10.15. Severability. In the event any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court or arbitration panel

of competent jurisdiction, the Parties shall negotiate an equitable adjustment of such provisions with the intent of fully effecting the purposes of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

10.16. Indemnification. Each Party hereby agrees to indemnify the other Party, together with the directors, officers, employees, agents, partners and Affiliates of each such Party and their respective directors, officers, employees and agents (such persons hereinafter referred to as the **"Indemnified Parties"**) from all claims, damages, losses, costs and expenses which arise from or relate, whether directly or indirectly, to (a) the failure of the representation and warranty set forth in **Section 6.1.4** above to be true and correct as of the Effective Date or (b) the violation by a Party of the provisions of **Section 10.10** above.

10.17. Limitation of Liability. Except for (i) the obligations of the Parties to make payments hereunder in accordance with their respective obligations as provided herein, and (ii) the indemnification obligations of the Parties set forth in **Sections 10.10.** and **10.16** above, in no event shall any Party or its Affiliates have any liability to the other Party or its Affiliates, or to any Project Company, for any loss or damage arising out of or in connection with the activities performed under this Agreement or any Development Plan unless such loss or damage is (a) caused by gross negligence or willful misconduct of a Party or (b) the result of a Party incurring Costs for any Approved Project that are not included in the Budget for such Approved Project. Each Party hereby releases each Indemnified Party from any such liability. In no event shall any Party or its Affiliates be liable under this Agreement to any other Party or its Affiliates or to any Project Company for consequential or indirect losses or damages.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Vista International Technologies, Inc.

Thomas P. Pfisterer, CEO 8/16/10

Thomas P. Pfisterer
CEO

Mustang Consulting, LLC

George A. Cretecos, Jr.
Vice President, Business Development

EXHIBIT A

Existing Potential Projects

CH Recycling Project Delaware

BJB

EXHIBIT 2.1.1

Project Approval / Release Letter

A. The following opportunity is hereby submitted to be an Approved Project in accordance with and subject to the terms of this JDA. The fundamentals of the Potential Project are:

1. Name of Industrial Customer willing to purchase energy:
2. Location of Potential Project:
3. Potential size of Potential Project (MW):
4. Electrical demand of Industrial Customer:
5. Steam demand of Industrial Customer (if co-generation):
6. Local utility:
7. Status of relationship with Industrial Customer:
8. Other issues / risks:

Submitting Party

Signed: ______________________________

Printed Name: ______________________________

Title: ______________________________

Company: ______________________________

Date: ______________________________

B. The submitted opportunity is accepted as an Approved Project in accordance with this JDA, pending joint approval of a Development Plan and Budget for the development of this Potential Project under the terms of this JDA.

Accepting Party

Signed: ______________________________

Printed Name: ______________________________

Title: ______________________________

Company: ______________________________

JJO

Date:	____________________

C. The submitted opportunity is NOT accepted as an Approved Project pursuant to this JDA. The Submitting Party is released to proceed with the Potential Project on its own with no further obligations to the Releasing Party.

Releasing Party

Signed:	____________________
Printed Name:	____________________
Title:	____________________
Company:	____________________
Date:	____________________

EXHIBIT 2.2

Project Development Plan

D. Project Description

1. Industrial Customer:
2. Location of Approved Project:
3. Electrical Demand of Industrial Customer (MW):
4. Retail Cost of Electricity ($/kwh):
5. Steam Demand of Industrial Customer (kph):
6. Steam Temperature (°F):
7. Steam Pressure (psig):
8. Steam Fuel (Type):
9. Steam Fuel Cost ($/MMBtu):
10. Target Project Capacity (BHP):
11. Target Project Capacity (MW):
12. Target Project Capacity (kph):
13. Proposed Fuel:
14. Fuel Source:
15. Local utility:
16. Interconnection Voltage (KV):
17. Wholesale Price for Excess Electricity ($/kwh):

Management Committee Approval

Company:	Mustang	Vista
Date:	______________________	
Signed:	______________________	______________________
Printed Name:	______________________	______________________
Title:	______________________	______________________

EXHIBIT 4.1

BUDGET

EXHIBIT 5.1

PROJECT COMPANY AGREEMENT
CERTAIN REQUIRED TERMS

1. Management Authority/Rights

2. Limitation on Transfer of Equity Interests

3. Buy/Sell Rights

EXHIBIT 10.2

NOTICES

Vista International Technologies, Inc.
Attn: Tom Pfisterer
88 Inverness Circle East, Suite N-103
Englewood, Colorado 80112
Phone: 303-690-8300
E-Mail: ftoland@vvit.us

Mustang Consulting, LLC
Attn: Paul C. Marley, II, P.E.
5527 Sterling Brook
Houston, Texas 77041
Phone: 832-685-4745
Fax: 713-937-0953
E-Mail: mustang.consulting@earthlink.net

With a Copy to:

Foster Graham Milstein & Calisher, LLP
Susan B. Schneider, Esq.
621 17th Street, Suite 1900
Denver, Colorado 80218
Phone: 303-333-9810
Fax: 303-333-9786
E-Mail: sschneider@fostergraham.com